 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-267016

Prospectus Supplement No. 3

(To Prospectus dated September 6, 2022)

Gelesis Holdings, Inc.
Up to 35,891,461 Shares of Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 6, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267016). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 35,891,461 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by B. Riley Principal Capital II, LLC, who is the selling stockholder named in the Prospectus (“B. Riley Principal Capital II” or the “Selling Stockholder”). The shares of Common Stock to which the Prospectus and this prospectus supplement relate have been or may be issued by us to B. Riley Principal Capital II pursuant to a common stock purchase agreement, dated as of August 11, 2022, we entered into with B. Riley Principal Capital II (the “Purchase Agreement”). Such shares of Common Stock include (i) up to 35,536,100 shares of Common Stock that we may, in our sole discretion, elect to sell to B. Riley Principal Capital II, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement and (ii) 355,361 shares of Common Stock we issued to B. Riley Principal Capital II on August 11, 2022 as consideration for its commitment to purchase shares of our Common Stock in one or more purchases that we may, in our sole discretion, direct them to make, from time to time after the date of the Prospectus, pursuant to the Purchase Agreement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “GLS.” On September 30, 2022, the last reported sales price of our Common Stock, as reported on the NYSE, was $1.08.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 28 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 02, 2022

Gelesis Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39362	84-4730610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Boylston Street Suite 6102
Boston, Massachusetts		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 456-4718

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GLS	New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	GLS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 2, 2022, Gelesis Holdings, Inc. (the “Company”) received a notification letter (the “Notice”) from the New York Stock Exchange (the “NYSE”) advising that because the average closing price of the Company’s common stock was less than $1.00 over a consecutive 30 trading-day period, it is not in compliance with Section 802.01C of the NYSE Listed Company Manual (“Section 802.01C”). The Company’s common stock will continue to be listed and traded on the NYSE, subject to the Company’s compliance with other NYSE continued listing standards.

As required by Section 802.01C, the Company must notify the NYSE within 10 business days of receipt of the Notice of its intent to regain compliance or be subject to suspension and delisting procedures. Under Section 802.01C, the Company can regain compliance at any time within the six-month period following receipt of the Notice if on the last trading day of any calendar month during such six-month cure period the Company has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. The Company intends to consider all available alternatives in order to regain compliance within the six-month cure period and will pursue those alternatives that are in the best interest of the Company and its shareholders.

In the event that the Company fails to regain compliance with Section 802.01C, the Company’s common stock will be subject to NYSE’s suspension and delisting procedures.

Item 7.01 Regulation FD Disclosure

As required by Section 802.01C, the Company issued a press release on November 4, 2022 announcing that it had received the Notice. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 4, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

Certain statements, estimates, targets and projections in this Current Report on Form 8-K may constitute “forward-looking statements” within the meaning of the federal securities laws. The words “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding the Company’s or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. the Company gives no assurance that any expectations set forth in this Current Report on Form 8-K will be achieved. Various risks and uncertainties (some of which are beyond the Company’s control) or other factors could cause actual future results, performance or events to differ materially from those described herein. Some of the factors that may impact future results and performance may include, without limitation: the Company’s ability to regain compliance with the continued listing standards of the NYSE within the applicable cure period, the Company’s ability to continue to comply with applicable listing standards of the NYSE, and other important factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in other filings that the Company makes with the Securities and Exchange Commission. These filings address other important risks and uncertainties that could cause actual results and events to differ materially from those contained in the forward-looking statements.